Exhibit 10.13
Mexoro Minerals, Ltd.
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of September 21, 2009, (the “Effective Date”) by and between Mexoro Minerals, Ltd., a Delaware corporation (the “Company”), and the Decerto Group (the “Consultant”).
A.	Consultant is engaged in the business of providing research, management consulting, strategic planning and other information.
B.	The Company is an exploration company focused on exploring for precious metals in the traditionally mineral rich Sierra Madre region of Chihuahua , Mexico.
C.	The Principal desires to obtain the services of the Consultant.
D.	The Consultant is willing to be retained by the Company on the terms and subject to the conditions set forth in this Agreement.
THE PARTIES AGREE AS FOLLOWS:
1. Services. The Consultant shall perform the services set forth in Exhibit A attached hereto (the “Services”). The Consultant shall not allow any other entity to perform any of the Services for or instead of the Consultant. The Consultant shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, applicable to the performance of the Services. The Company and Consultant may amend Exhibit A, from time to time, to add additional Services to be provided by Consultant.
2. Terms of Engagement.
2.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a) “Accrued Expenses” shall mean any appropriate business expenses incurred by the Consultant in connection with the Services provided hereunder and approved in advance by the Company, all to the extent unpaid or unreimbursed on the date of termination; provided, however, that reimbursement for expenses may be delayed until such time as the Consultant has furnished reasonable documentation for authorized expenses as the Company may reasonably request.
(b) “Confidential Information” is all information related to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company, whether of a technical nature or otherwise. Confidential Information is to be broadly defined and includes, but is not limited to, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to business plans, past or future financing, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels, and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations generally.

2.2 Independent Contractor. The parties hereto understand and agree that the Consultant is an independent contractor and not an employee of the Company. The Consultant has no authority to obligate or bind the Company by contract or otherwise. The Consultant will not be eligible for any employee benefits, and the Company will not make deductions from the Consultant’s fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on the Consultant due to activities performed hereunder will be the sole responsibility of the Consultant.
2.3 Term of Service. This Agreement is valid from the date of execution and shall continue until it is terminated by either the Company or by Consultant, with or without cause, upon 20 days prior written notice by the party terminating the Agreement to the other party.
2.4 Termination of Consultant. Upon termination of the Consultant, the Consultant shall promptly return to the Company, without limitation, all documents, drawings and any other items of whatever nature supplied to the Consultant by the Company or owned by the Company pursuant to this Agreement and the Company shall pay the Consultant Accrued Expenses, if any.
3. Compensation and Expenses.
3.1 Compensation. In consideration of Services provided, Consultant shall receive the compensation listed on Exhibit B hereto. The Company and Consultant may amend Exhibit B, from time to time, to provide Consultant with additional compensation in connection with the Company’s and Consultant’s amendment of Exhibit A hereto.
3.2 Expense Reimbursement. The Company agrees to reimburse the Consultant for all reasonable, ordinary and necessary out-of-pocket travel and other expenses incurred by the Consultant in conjunction with his services to the Company, which expenses have been approved in advance in writing by the Company. The Company will reimburse such expenses within 30 days after Consultant has provided to the Company, in form and substance reasonably satisfactory to the Company, appropriate documentation evidencing such expenses.
4. Noncompetition. During the term of this Agreement, the Consultant shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage, participate in or perform services for any business that is in competition with the business of the Company.
5. Confidentiality Obligation.
5.1 The Consultant will hold all Company Confidential Information in confidence and will not disclose, use, copy, publish, summarize, or remove from the premises of the Company any Confidential Information, except as necessary to carry out the Consultant’s assigned responsibilities as a Company Consultant. In the event the Consultant is required to disclose any Confidential Information pursuant to law or government regulation, the Consultant will promptly notify the Company in order to allow the Company the maximum time to obtain protective or confidential treatment of the Confidential Information before it is disclosed.

5.2 Confidential Information subject to Section 5.1 does not include information that: (i) is or later becomes available to the public through no breach of this Agreement by the Consultant; (ii) is obtained by the Consultant from a third party who had the legal right to disclose the information to the Consultant; (iii) is already in the possession of the Consultant on the date this Agreement becomes effective; or (iv) was developed by the Consultant independent of the performance of the Services.
6. Information of Others. The Consultant will safeguard and keep confidential the proprietary information of customers, vendors, consultants, and other parties with which the Company does business to the same extent as if it were Company Confidential Information. The Consultant will not use or disclose to the Company any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and will not bring onto the Company’s premises any unpublished document or any other property belonging to any former or current employer without the written consent of that former or current employer.
7. Company Property. All papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, and other materials, including copies and in whatever form, relating to the business of the Company that the Consultant possesses or creates as a result of the Consultant’s service to the Company, whether or not confidential, are the sole and exclusive property of the Company. In the event of the termination of the Consultant’s service to the Company, the Consultant will promptly deliver all such materials to the Company and will sign and deliver to the Company the “Termination Certificate” attached hereto as Exhibit C.
8. Prior Contracts. The Consultant represents that except as disclosed in writing to the Company, (a) there are no other contracts to assign Inventions that are now in existence between any other person or entity and the Consultant, and (b) the Consultant has no employments, consultancies or undertakings which would restrict or impair the Consultant’s performance of this Agreement.
9. Representations and Warranties of the Consultant. The Consultant represents and warrants that the results of the Services (“Work Product”) will be the sole product of the Consultant’s own efforts; that the Consultant is and shall be the sole and exclusive owner of all rights in such Work Product, and have the unrestricted right to assign the Consultant’s rights with respect to such Work Product to the Company; and that the use and disclosure of such Work Product by him to the Company will not infringe upon or violate any patent, copyright, trade secret or other proprietary right of any third party, including without limitation the Consultant’s former or current employers.
10. Indemnification. The Consultant agrees to defend, indemnify and hold harmless the Company and its directors, officers, agents and employees from and against all claims, losses, liabilities, damages, expenses and costs (including reasonable attorney’s fees and costs of litigation regardless of outcome) which result from any breach or alleged breach by the Consultant of any provision contained in this Agreement or any failure or alleged failure by the Consultant to perform the services required under this Agreement.

11. Miscellaneous.
11.1 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.
11.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three days after mailing if mailed, to the addresses of the Company and the Consultant contained in the records of the Company at the time of such notice. Any party may Change such party’s address for notices by notice duly given pursuant to this Section 11.2.
11.3 Assignment. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, that as the Company has specifically contracted for the services to be provided by the Consultant hereunder, the Consultant may not assign or delegate the Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company.
11.4 Headings. The section headings used in this Agreement are intended for convenience of reference and shall not by themselves determine the construction or interpretation of any provision of this Agreement.
11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado excluding those laws that direct the application of the laws of another jurisdiction.
11.6 Injunctive Relief; Consent to Jurisdiction. The Consultant acknowledges and agrees that damages will not be an adequate remedy in the event of a breach of any of the Consultant’s obligations under this Agreement. The Consultant therefore agrees that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. The Consultant hereby submits to the jurisdiction and venue in the federal district court of the State of Colorado in the City and County of Denver. The Consultant further agrees that service upon the Consultant in any such action or proceeding may be made by first class mail, certified or registered, to the Consultant’s address as last appearing on the records of the Company.
11.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

11.8 Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, such portion shall be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder shall be enforced to the maximum extent possible.
11.9 Survival. Sections 5, 6, 7, 9, 10 and 11 shall survive termination or expiration of this Agreement.
11.10 Entire Agreement; Modifications. Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to the Consultant from the Company. All modifications to the Agreement must be in writing and signed by each of the parties hereto.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

Mexoro Minerals, Ltd.

By:	/s/ Barry Quiorz President

Consultant: Decerto Group

By:	/s/ John P. Clair
Name: John P. Clair

Title: President

(FEIN/SSN #)
[Signature Page to Consulting Agreement]

EXHIBIT A
CONSULTANT’S SERVICES
Time Commitment:
The Consultant commits to work the time needed to undertake the responsibilities defined below as necessary to conduct the Company’s business.
Areas of Responsibility:
•	Collaborate with the Company’s President in general managerial affairs and organizational issues of the Company.
•	Take a role in creating and executing the Company’s strategy and business plan.
•	Assess and report to the Board on the performance of management as requested.
•	Attend to investor relations and issues as needed.
•	Direct involvement with the President and other members of management in planning and organizing Board meetings.

EXHIBIT B
COMPENSATION
The Consultant will receive $5,000.00 (U.S.) per month during Consultant’s Term of Service.
The Consultant will receive a Warrant to purchase 1,000,000 shares of the Company’s common stock, with an exercise price equal to the fair market value of the shares as determined by the Board of Directors on the date the Warrant is approved by the Board for issuance. The Warrant shares shall vest in two equal installments, the first on the 6 month anniversary of the date of the Agreement, and the second installment on the 12 month anniversary of the date of the Agreement, contingent upon the Consultant continuing to provide Services to the Company pursuant to this Agreement on such dates.

EXHIBIT C
TERMINATION CERTIFICATE
This is to certify that I do not have in my possession, nor have I failed to return, any papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, designs, computer programs, and other materials, including reproductions of any of the aforementioned items, belonging to Mexoro Minerals, Ltd., its subsidiaries, affiliates, successors, or assigns (together, the “Company”).
I further certify that I have complied with all the terms of the Company’s Consulting Agreement signed by me, including the reporting of any Inventions (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.
I further agree that, in compliance with the Consulting Agreement, I will hold in confidence and will not disclose, use, copy, publish, or summarize any Confidential Information (as defined in the Consulting Agreement) of the Company or of any of its customers, vendors, consultants, and other parties with which it does business.

Date:

Signature

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